Exhibit 99

Contact:	Warren Djerf
Brookside Communications Group
(952) 920-3908 or warren@brookcomm.net

William A. Klein Joins Nortech Systems’ Board of Directors

MINNEAPOLIS — March 7, 2014 — Nortech Systems, Inc. (Nasdaq: NSYS) announced today that William A. Klein has joined its Board of Directors. Klein is currently the chief executive officer of Solarrus Corporation in Huntington Beach, Calif., a provider of solar energy operation and maintenance services.

Earlier in his career, Klein founded Cerplex Group, a provider of equipment maintenance and repair service management to computer hardware and electronics manufacturers. In four years the company grew to over $200 million in sales, more than 3,000 employees and 14 locations in the U.S. and Europe.

He’s also served as chairman, president or CEO of the following companies: Century Data Corp., a computer disk drive company he acquired from Xerox; Cybernex, Inc., a computer disk drive component company; and InCirt Technology Inc., a contract manufacturer.

In addition to Cerplex Group, Klein has also served on other public company boards including Smartflex Inc., Sunward Technology and CCTC.

“Bill brings impressive experience and credentials to our Board,” said Rich Wasielewski, president and CEO of Nortech Systems. “He has extensive background as an executive and entrepreneur over the past 25 years, leading numerous high-tech companies involved in computer peripherals, contract manufacturing and alternative energy.”

About Nortech Systems, Incorporated

Nortech Systems Incorporated (www.nortechsys.com), based in Wayzata, Minn., is a full-service electronics manufacturing services (EMS) provider of wire and cable assemblies, printed circuit board assemblies, and higher-level complete box build assemblies for a wide range of industries.  Markets served include industrial equipment, aerospace/defense and medical. The company has manufacturing capabilities in the U.S. and Latin America. Nortech Systems Incorporated is traded on the NASDAQ Stock Market under the symbol NSYS.